Exhibit 10.1

AMENDMENT TO THE

SHARE AND ASSET PURCHASE AGREEMENT

This Amendment (this “Amendment”), dated June 30, 2012, to the Share and Asset Purchase Agreement, dated April 20, 2012 (the “Agreement”) is made by and among CareFusion 303, Inc., a Delaware corporation (“CFN 303”), CareFusion 2200, Inc., a Delaware corporation (“CFN 2200”, and together with CFN 303, the “Sellers”) and Natus Medical Incorporated, a Delaware corporation (the “Purchaser”).

The Sellers and Purchaser wish to amend the Agreement (including certain Schedules and Exhibits thereto) as further set forth herein.

NOW, THEREFORE, intending to be legally bound and in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Agreement, the parties agree as follows:

Section 1. Definitions; Spanish Customer Transfer Agreement.

(a) Unless otherwise defined herein, capitalized terms defined in the Agreement shall have the same meaning when used in this Amendment.

(b) A new Exhibit D will be annexed to the Agreement, in the form of Exhibit I hereto, and Section 1.1 of the Agreement is hereby amended by adding the following defined term:

“Spanish Customer Transfer Agreement” means the agreement between CareFusion Iberia 308, S.L. and Natus Europe GmbH which provides for the treatment of certain tenders relating to the Business in Spain from Closing, in the form attached hereto as Exhibit D.

(c) The defined term “Ancillary Agreements,” in Section 1.1 of the Agreement, is hereby amended to include the Spanish Customer Transfer Agreement.

(d) Section 9.1(b) of the Agreement is hereby amended by (i) deleting the reference to “and” immediately preceding clause (v) therein and inserting a comma in lieu thereof, and adding a new clause (vi) to read as follows:

“(vi) any Taxes resulting from the transactions described in Articles 3 and 4 of the Spanish Customer Transfer Agreement.”

Section 2. Designated Affiliates.

(a) The Designated Affiliates, nominated by Purchaser, are as set forth on Exhibit II hereto.

(b) Section 8.2 of the Agreement is hereby amended by (i) deleting the reference to “and” immediately preceding clause (c) therein and inserting a comma in lieu thereof, and (ii) adding, at the end of clause (c) thereof, a new clause (d) to read as follows:

“, all increases in reasonable out-of-pocket costs in respect of Taxes (such as any Transfer Tax or VAT, including as a result of any resulting failure to be treated as a TOGC), to the Sellers or any Selling Affiliate arising as a result of any Designated Affiliate nominated by Purchaser not being formed or organized in the jurisdiction in which the applicable Purchased Assets or Transferred Employees are located immediately prior to Closing. For the avoidance of doubt, nothing in this Section 8.2 is intended to override or change Section 9.8 of the Agreement.”

(c) Section 9.8(d) of the Agreement is hereby amended and restated in its entirety as follows:

“The Purchaser agrees to indemnify and hold harmless the Sellers and each Selling Affiliate against any Liability for VAT, fines, surcharges, interest or penalties arising to the Sellers or a Selling Affiliate as a result of the failure of the transfer of the Purchased Assets to qualify, in whole or in part, as a TOGC, but only to the extent that such failure arises solely as a consequence of (i) the Purchaser breaching the covenants in Section 9.8(b) or the representations and warranties set out in Section 9.8(c); (ii) Purchaser’s decision to terminate any Employees; and/or (iii) Purchaser’s decision to use third parties to distribute products with respect to the Business in Spain, Italy and/or the Netherlands.”

(d) For the avoidance of doubt, the parties acknowledge and agree that, provided that the Sellers have complied in all respects with Section 2.11 of the Agreement, with respect to any assignment or transfer of any Contract or Governmental Authorization to a Designated Affiliate, if such Contract or Governmental Authorization is terminated by the Sellers or their Affiliates, Purchaser shall indemnify and hold harmless the Sellers and their Affiliates for all reasonable out-of-pocket costs incurred with respect to any such termination.

Section 3. Transfer Documents. Section 2.2 of the Agreement is hereby amended by adding the following sentence at the end of such section:

“Notwithstanding anything to the contrary contained in any Business Transfer Agreement entered into in connection with the Closing (a) any conflict between this Agreement and any Business Transfer Agreement is to be governed by and shall be resolved in favor of the applicable provision of this Agreement (including, by way of example, the formulation of Purchased Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities, purchase price adjustments, indemnification obligations of Purchaser and the Sellers, and allocation of Liabilities to Purchaser and the Sellers arising out of or related to Transferred Employees or Taxes), and (b) neither the Sellers nor the Purchaser will (and each party will cause its Affiliates not to) use or rely on any Business Transfer Agreement as a means of avoiding the terms and provisions of, or as a defense to any of the Sellers’ or Purchaser’s obligations under, this Agreement.”

Section 4. Transfer of Inventory.

(a) Section 2.1(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) All Inventory of the Asset Selling Affiliates as of the Closing Date (collectively, the “Purchased Inventory”); provided, however, that the Purchaser may not acquire possession of the Purchased Inventory located at the Houten, Netherlands and Florence, Italy facilities until after Closing;”

(b) Section 2.4(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) all other Liabilities of the Asset Selling Affiliates to the extent relating to the Purchased Assets (including those reflected in Closing Net Working Capital). For the avoidance of doubt, the Purchaser (and its Designated Affiliates) bear all Liabilities and risk of loss with respect to the Purchased Inventory located at the Houten, Netherlands and Florence, Italy facilities as of and from the Closing;”

(c) The Purchaser has requested that certain Inventory be delivered by the Sellers (or applicable Selling Affiliates or Acquired Companies) to the Purchaser’s (or its Affiliate’s) facility in Munich, Germany prior to Closing (the “Pre-Delivered Inventory”). The parties hereby acknowledge and agree as follows:

(i) while legal title in the Pre-Delivered Inventory will not transfer (directly or indirectly) to Purchaser or the applicable Designated Affiliates until Closing, the Purchaser (and its Designated Affiliates) shall bear all Liabilities and risk of loss with respect to the Pre-Delivered Inventory as of and from the date of delivery to Purchaser’s (or its Affiliate’s) facility in Munich, Germany; and

(ii) if Closing does not occur, Purchaser shall return such Pre-Delivered Inventory to Sellers (or the applicable Selling Affiliates or Acquired Companies), at Purchaser’s cost and, upon completion of such delivery, the terms of sub-paragraph (i) above shall no longer apply to such returned Pre-Delivered Inventory.

Section 5. Closing Adjustment.

(a) Part (a) of the definition of “Closing Net Working Capital” is hereby amended and restated in its entirety as follows:

“means (a) the sum of all Accounts Receivable, Intercompany Receivables (excluding Non-Trade Intercompany Receivables), Inventory, Additional Gort Inventory, VAT recoverable of the Acquired Companies, and prepaid expenses of the Acquired Companies and to the extent incorporated in the Purchased Assets (provided, however, that Closing Net Working Capital shall exclude any deferred tax assets, deferred tax liabilities, and any VAT recoverable that is attributable to VAT for which Purchaser is required to indemnify or pay Sellers under Section 9.1(f), Section 9.8(a) or Section 9.8(c) of this Agreement), minus (b) the sum of all Accounts Payable, Intercompany Payables (excluding Non-Trade Intercompany Payables), other current accrued liabilities of the Acquired Companies and of the Asset Selling Affiliates with respect to the Transferred Employees (including all Liabilities in respect of accrued PTO (paid time off) or vacation or holiday pay for Transferred Employees to the extent not paid by the Seller or its applicable Affiliate to such employee prior to the Closing), and deferred revenue. All elements of Closing Net Working Capital shall be calculated as of the opening of business on the Effective Date in the applicable jurisdiction and reflect the exclusion of the Excluded Assets, Excluded

Liabilities, Retained Assets and Retained Liabilities. Notwithstanding Section 11.10, to determine the Closing Net Working Capital, all line items expressed in any currency other than U.S. dollars will be converted into U.S. dollars using the closing rate quoted by Bloomberg as of 5 p.m. Eastern time on the last Business Day prior to Effective Date. Notwithstanding the preceding, for the avoidance of doubt, the Final Closing Net Working Capital shall be calculated on a basis consistent with the Reference Calculation.”

and a new definition is hereby added to Section 1.1 of the Agreement, as follows:

“Additional Gort Inventory” means all inventory of MM Products (as defined in the Transition Services Agreement) and CPET (as defined in the Transition Services Agreement) located at the Gort, Ireland facility of CareFusion Manufacturing Ireland 241 Limited.

(b) The first sentence of Section 2.7(a) is hereby amended and restated in its entirety as follows:

“No later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a certificate executed by the Vice President, Senior Vice President, President or Chief Executive Officer of each of the Sellers dated as of the date of delivery, certifying as to a good faith estimate of the following (the “Pre-Closing Adjustment Notice”): (i) the Closing Net Working Capital, reflecting the exclusion of the Excluded Assets, Excluded Liabilities, Retained Assets and Retained Liabilities (the “Estimated Closing Net Working Capital”) and the Estimated Closing Net Working Capital Adjustment, (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”).”

(c) Section 2.7 of the Agreement is hereby amended by adding the following paragraph (l):

“(l) The parties hereby acknowledge that (i) until the completion of the actions required to effect the Reorganization pursuant to Section 5.11 of the Agreement have taken place, various Employees in the United States of America are employed by an Affiliate of Sellers (the “Existing Employer”), and not by CareFusion 209, Inc (an Acquired Company) (“CareFusion 209”); (ii) the Reorganization will involve the transfer of such employees from the Existing Employer to CareFusion 209; (iii) the Existing Employer will have a Liability for U.S. payroll with respect to such Employees as of the Closing Date (the “U.S. Employee Payroll Liability”), which is reflected in the books of CareFusion 209; and (iv) notwithstanding any other provision of this Agreement, given that the Existing Employer will be required to settle the U.S. Employee Payroll Liability via payments to the various Employees and Tax authorities and other parties, as appropriate, and yet such amount would otherwise be included in the Closing Net Working Capital, the Closing Net Working Capital will be increased for the amount of the U.S. Employee Payroll Liability, insofar as such liability is paid or settled by the Existing Employer and, for the sake of clarity and to avoid duplication, the amount of such payment or settlement has not been or is not taken into account in calculating the Closing Net Working Capital as another component thereof (e.g., Intercompany Receivable), and reasonably satisfactory evidence of such payment or settlement is provided from the Sellers to the Purchaser.”

Section 6. Final Allocation Statement. For purposes of Section 2.8(a) of the Agreement, the parties acknowledge and agree that the Final Allocation Statement shall be as set forth in Exhibit III hereto.

Section 7. Closing Date. Section 2.9 of the Agreement is hereby deleted and replaced with the following:

“The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the later of (i) July 2, 2012, and (ii) three Business Days after the date on which all of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date” while the date on which the transactions contemplated by this Agreement shall be deemed effective is referred to in this Agreement as the “Effective Date.” Subject to the Closing occurring, the Effective Date shall be July 1, 2012. For all purposes under this Agreement and each of the Ancillary Agreements, all matters at Closing will be considered to become effective simultaneously, no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed, and the Effective Date of the transactions contemplated by this Agreement will be deemed to have occurred at 12:01 a.m. in each jurisdiction applicable to the Business on the Effective Date irrespective of the actual occurrence of (but subject to) the Closing.”

Section 8. CareFusion Austria 322 GmbH. The parties hereby acknowledge and agree that: (a) an existing employee of CareFusion Austria 322 GmbH, who performs services primarily on behalf of the Business, has tendered his resignation, with effect from July 31, 2012; (b) the Purchaser will have no obligation to offer employment to, or employ, such individual pursuant to Section 10.3 of the Agreement with effect from Closing; and (c) in consideration for not having to employ such individual from Closing, the Purchaser will promptly reimburse the Sellers (on behalf of CareFusion Austria 322 GmbH) the cost of such individual’s salary and out-of-pocket benefit costs from the Closing Date through July 31, 2012.

Section 9. CareFusion 209 Employees. The parties hereby acknowledge and agree that: (a) the employment of two employees of CareFusion 209, who perform services in Dublin, Ohio primarily on behalf of the Business, has been terminated, with effect June 30, 2012, (b) the Purchaser will have no obligation to offer employment to, or employ, such individuals pursuant to Section 10.3 of the Agreement with effect from Closing; and (c) the Purchaser will be responsible for, indemnify and hold harmless, or procure that the appropriate Designated Affiliate will be responsible for, indemnify and hold harmless, the Sellers and their Affiliates from any Liabilities and Losses which arise from or are connected with the dismissal of such employees (including all or any severance payments, compensation, damages or penalties (whether awarded by a court or agreed by the Selling Affiliate, or CareFusion 209 prior to the Closing) made to such employee as a result of or in connection with such dismissal).

Section 10. Systems Software Confidentiality. Section 5.18 of the Agreement is hereby amended by adding the following paragraph (b):

“(b) For a period of two years after the Closing, the Purchaser will, and will cause its Affiliates (including the Acquired Companies) to, use commercially reasonable efforts to hold in confidence (in a manner substantially consistent with how the Purchaser protects its own similarly situated confidential information), unless compelled to disclose by judicial or administrative process or by other requirements of Law, all non-public information or data contained within, or transferred in connection with the assignment, transfer or cloning of, the Required Systems Software, to the extent such information or data relates to the business retained by the Sellers or their Affiliates and is not used or held for use in the Business (the “Non-Business Information”), except to the extent that such Non-Business Information (i) must be disclosed in connection with the obligations of the Purchaser or the Acquired Companies pursuant to this Agreement and the Ancillary Agreements, (ii) can be shown to have been in the public domain through no fault of the Purchaser, the Acquired Companies or its or their directors, officers, employees and advisors or (iii) was lawfully acquired by the Purchaser from a source that is not restricted by Law, contract or fiduciary duty from disclosing such information. Notwithstanding the foregoing, in no event will this Section 5.18(b) limit or otherwise restrict the right of the Purchaser or the Acquired Companies and their respective Affiliates to disclose such Non-Business Information to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement.”

Section 11. Shared Tooling. A new Section 5.23 is hereby added to the Agreement, as follows:

“Shared Tooling. Section 5.23 of the Seller Disclosure Schedule sets forth certain assets (the “Shared Tooling”) currently used by the Sellers and its Affiliates in each of (i) the Business and (ii) the respiratory sleep diagnostic and service business of the Sellers and its Affiliates (other than the Acquired Companies). To the extent any such Shared Tooling is a Purchased Asset or held by the Acquired Companies, the Purchaser hereby agrees that after the Closing Date, the Sellers, their Affiliates, employees, agents and representatives shall continue to have access to and use of such Shared Tooling consistent with such Persons’ access to and use of such Shared Tooling prior to the Closing Date. To the extent any such Shared Tooling is an Excluded Asset or does not otherwise transfer to the Purchaser at Closing, each of the Sellers hereby agree that after the Closing Date, the Purchaser, its Affiliates (including the Acquired Companies), employees, agents and representatives shall continue to have access to and use of such Shared Tooling consistent with such Persons’ use of such Shared Tooling prior to the Closing Date. Each of the parties agrees that it shall not divest, relocate or otherwise take any action inconsistent with the terms of this Section 5.23 with respect to any such Shared Tooling without the prior written consent of the other parties hereto provided that such consent shall not be unreasonably withheld or delayed and, in relation to any such relocation (a) would not materially affect such other parties’ rights hereunder with respect to such Shared Tooling, (b) would be to a location no more than 30 miles from its previous location and (c) would not impose more than de minimis additional costs on such other parties to continue to access and use such Shared Tooling. Each of the Purchaser (on the one hand) and the Sellers (on the other hand) agree to bear fifty percent (50%) of any maintenance, replacement or insurance costs with respect to any Shared Tooling (whether a Purchased Asset or Excluded Asset). The parties agree to retain any documentation (including design specifications) with respect to the Shared Tooling and afford the other parties and their representatives, during normal business hours of the requested party and at the requesting party’s expense, reasonable access to such documentation in such requested party’s possession and the right to make copies and extracts therefrom.

Notwithstanding the foregoing, the Purchaser (with respect to any Shared Tooling that is an Excluded Asset or does not otherwise transfer to the Purchaser at Closing) or the Sellers (with respect to any Shared Tooling that is a Purchased Asset or held by the Acquired Companies) may provide notice to the other party hereto terminating its rights (including access and use thereof after the date of such notice) and obligations (including its portion of any maintenance or replacement costs after the date of such notice) under this Section 5.23 with respect to any such Shared Tooling owned by the other party identified in such notice.”

Section 12. Import Bond. A new Section 5.24 is hereby added to the Agreement, as follows:

“(a) As reasonably required, the Purchaser will use its reasonable best efforts to have CareFusion 209, and specifically its IRS EIN, added as importer to the continuous import bond described in Section 5.24 of the Seller Disclosure Schedule (“Import Bond”), and to cause the Sellers and their Affiliates (as applicable) to be fully released and discharged therefrom, as soon as reasonably practicable after the Closing Date and, in any event, within fifteen (15) Business Days after the Closing Date.

(b) Until the Sellers and their Affiliates (as applicable) are fully released and discharged from any obligations under or with respect to the Import Bond, if any, the Purchaser will indemnify and hold the Sellers and their Affiliates harmless from and against, and pay and reimburse the Sellers and all Affiliates of Sellers for, any and all Losses that the Sellers or any of their Affiliates suffer as a result of being required to make any payment under the Import Bond after the Closing Date or as a result of the failure of the Purchaser or any of its Affiliates to meet any obligations under or with respect to the Import Bond.”

Section 13. Retained Gort Employee. Section 10.5(b) of the Agreement is hereby amended by adding the following sentence at the end of such section:

“Notwithstanding the above (i) the Sellers may or may cause an Affiliate to offer employment, from the Closing Date to the date that is 30 days after the Termination Date (as defined in Schedule B to the Transition Services Agreement), to any of those employees listed in Section 10.5(b) of the Seller Disclosure Schedule hereto (such employees offered employment by the Sellers or their Affiliates, the “Retained Gort Employees”) unless the employment by a Seller or an Affiliate of a Seller of such employee would compromise the ability of the Purchaser, in its reasonable business discretion, to provide the services required pursuant to Schedule B of the Transition Services Agreement, (ii) if such Retained Gort Employees accept such offer of employment by the Sellers or any of their Affiliates, or any employee identified on Section 10.5(b) of the Seller Disclosure Schedule voluntarily terminates his or her employment prior to the Termination Date (each such person, a “Resigning Gort Employee”), then the employees identified on Section 10.5(b) of the Seller Disclosure Schedule will exclude, and the indemnification provided by Sellers under this Section 10.5(b) (other than with respect to the grant under the IDA Agreement) will not apply with respect to, each such Retained Gort Employee and Resigning Gort Employee. The indemnity provided for in this Section 10.5(b) shall (A) only apply provided that in the case of dismissal of any employees listed in Section 10.5(b) of the Seller Disclosure Schedule by the Purchaser or any of its Affiliates (including the Acquired Companies from Closing), such dismissal process is carried out (1) with the prior written approval of the Sellers (such approval not to be unreasonably withheld or delayed, but taking into account any services still to be provided by Purchaser under the Transition Services

Agreement) and (2) within 30 days after the Termination Date (as defined in Schedule B to the Transition Services Agreement), and (B) not apply, with respect to repayment of any grant provided for under the IDA Agreement, to the extent Purchaser (or the applicable Acquired Company) repays, but then becomes again entitled to, any such grant (including because Purchaser (or the applicable Acquired Company) dismisses such employees listed in Section 10.5(b) of the Seller Disclosure Schedule and subsequently hires different qualifying employees under the IDA Agreement).”

Section 14. China Employees. The parties acknowledge and agree that, if the Purchaser fails to (or fails to cause its Designated Affiliates to) offer employment to the Employees in China (in accordance with the second sentence of Section 10.3 of the Agreement) prior to the Closing, then any dismissal of such Employees by the Sellers (or their Affiliates) will be subject to indemnification by the Purchaser pursuant to Section 10.6(b)(ii) of the Agreement.

Section 15. Exceptions to Non-Solicitation Obligations. The parties hereby acknowledge and agree that neither the Sellers, CareFusion Corporation nor any of its Subsidiaries will be in breach of Section 5.14 of the Agreement as a result of any solicitation or employment of any employees listed in Section 10.5(b) of the Seller Disclosure Schedule or that certain Employee listed in Section 5.14 of the Seller Disclosure Schedule.

Section 16. Post-Closing Cooperation. Section 5.16(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Article 9, for the longer of the period required by applicable Law or six (6) years following the Closing Date, each of the Sellers (on the one hand) and the Purchaser (on the other) will (i) retain books and records relating to (A) the Business or the Acquired Companies, and (B) with respect to the Purchaser, any business of the Sellers (or their Affiliates), which are included in the Purchased Assets or otherwise held by the Acquired Companies, in each case to the extent in the respective party’s possession with respect to periods prior to the Closing (together, the “Applicable Books and Records”), and (ii) afford the other parties and their representatives, during normal business hours of the requested party and at the requesting party’s expense, reasonable access to the Applicable Books and Records in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party.”

Section 17. Amendments to the Seller Disclosure Schedules. The Seller Disclosure Schedule is hereby supplemented, as set forth in Exhibit IV hereto. Such supplements to the Seller Disclosure Schedule are provided for informational purposes (subject to the terms of Section 11.7 of the Agreement), but no such supplement will be deemed to cure the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 6.1(a) or otherwise affect any other term or condition contained in the Agreement.

Section 18. The Transition Services Agreement, a form of which was attached to the Agreement as Exhibit A, is hereby replaced with the form of Transition Services Agreement attached hereto as Exhibit V.

Section 19. Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed to be a reference to the Agreement as amended by this Amendment.

Section 20. Interpretation. The Agreement shall not be amended or otherwise modified by this Amendment except as expressly set forth in this Amendment. The terms, covenants and provisions of the Agreement that have not been amended hereby shall remain in full force and effect in accordance with their respective terms. The terms, covenants and provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail and control.

Section 21. Governing Law. The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Amendment and its Exhibits, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 22. Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Amendment or the transactions contemplated by this Amendment must be brought in the courts of the State of Delaware, County of Wilmington, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each party to this Amendment may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1 of the Agreement. Nothing in this Section 22, however, affects the right of a party to serve legal process in any other manner permitted by law.

Section 23. Counterparts. The parties may execute this Amendment in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Amendment is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

The parties have executed and delivered this Amendment as of the date indicated in the initial sentence of this Amendment.

CAREFUSION 303, INC.

By:
Name: Title:

CAREFUSION 2200, INC.

By:
Name: Title:

NATUS MEDICAL INCORPORATED

By:
Name: Title: